Exhibit 99.1

News Announcement

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ENTERS INTO AGREEMENTS TO EXIT JAMUL CASINO TERM LOAN C FACILITY AND THE PROJECT

Wyomissing, Penn., (May 29, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) announced today that it has entered into a series of agreements with  an affiliate of the Jamul Indian Village of California (“JIV” or the “Tribe”) and the JIV’s senior lender, which will complete Penn National’s separation from Hollywood Casino Jamul — San Diego (“JIV Casino”).  In March 2018, Penn National disclosed plans for an orderly transition of the management of the JIV Casino to JIV, and the Company’s involvement in JIV Casino ended on May 28.  These new agreements terminate substantially all of the Company’s remaining obligations and liabilities in connection with this project.

In October 2016, the Tribe obtained long term secured financing for the JIV Casino, consisting of revolving and term loan credit facilities (the “Credit Facilities”) totaling approximately $460 million.  The term loan C facility is held by the Company’s subsidiary, San Diego Gaming Ventures, LLC.  The borrower is currently in default on its obligations under the loan and the Company’s loan is fully subordinated to the other lenders that have extended credit to the Tribe.  At present, approximately $95 million is outstanding on the term loan C facility, and the Company recorded charges of $89.8 million related to the loan and related loan commitments in 2017.  The net carrying value of the term loan C and related obligations totaled $20.6 million at March 31, 2018.

As a result of the agreements, Penn National will receive a total of approximately $15 million in cash proceeds for the sale of the loan and the payment of outstanding licensing fees and the Company will be relieved of its approximately $29 million current funding obligation.  The Company anticipates offsetting the capital loss associated with the sale of the loan against the capital gains related to asset sales that are part of the Company’s pending acquisition of Pinnacle Entertainment, Inc., which should result in a net tax benefit of approximately $20 million.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. At March 31, 2018, the Company operated twenty-nine facilities in seventeen jurisdictions, including California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada. At March 31, 2018, in aggregate, Penn National Gaming operated approximately 36,100 gaming machines, 810 table games and 4,800 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division.

Important Additional Information

In connection with the proposed transaction, on February 8, 2018, Penn filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that contains a joint proxy statement of Penn and Pinnacle and also constitutes a prospectus of Penn (the “joint proxy statement/prospectus”).  The registration statement was declared effective by the SEC on February 28, 2018 and Penn and Pinnacle commenced mailing the definitive joint proxy statement/prospectus to their respective shareholders and stockholders on February 28, 2018.  This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Shareholders of Penn and stockholders of Pinnacle are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed or that will be filed with the SEC, as well as any amendments or supplements to those documents, because they contain or will contain important information. Investors may obtain a free copy of the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Penn and Pinnacle, without charge, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Penn can be obtained, without charge, by directing a request to Justin Sebastiano, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Tel. No. (610) 401-2029. Copies of the documents filed with the SEC by Pinnacle can be obtained, without charge, by directing a request to Vincent Zahn, Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Tel. No. (702) 541-7777.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks relating to the successful transition of the Company’s responsibilities and obligations with respect to the JIV Casino, the ability of the Company to utilize any capital loss tax benefits and unanticipated changes in tax laws, the various risks relating to the Company’s pending acquisition of Pinnacle Entertainment, Inc., and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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